NEWS

CONTACT:	Annette D. Szygiel
UNIVEST CORPORATION OF PENNSYLVANIA SVP, Marketing Director 215-721-2419, szygiela@univest.net

FOR IMMEDIATE RELEASE

UNIVEST CORPORATION OF PENNSYLVANIA - UNIVEST NATIONAL BANK
AND TRUST CO. REPORTS THIRD QUARTER EARNINGS

SOUDERTON, Pa., October 24, 2007 — Univest Corporation of Pennsylvania (listed on NASDAQ: UVSP), parent company of Univest National Bank and Trust Co., has reported net income of $6,688,000 or $0.52 basic net income per share for the third quarter ended September 30, 2007, compared to $6,537,000 or $0.50 basic net income per share for the same period ended September 30, 2006. This net income change represents an increase of 2.31%. Diluted earnings per share were $0.52 and $0.50 for the three-month periods ended September 30, 2007 and 2006 respectively.

Assets totaled $1,952,375,000 and shareholders’ equity totaled $191,947,000 as of September 30, 2007.

For the nine months ended September 30, 2007, Univest reported net income of $19,010,000 or $1.47 basic net income per share, compared to $18,766,000 or $1.45 basic net income per share reported for the nine months ended September 30, 2006. This net income change represents an increase of 1.30%. Diluted earnings per share were $1.47 and $1.44 for the nine months ended September 30, 2007 and 2006 respectively.

On October 1, 2007, Univest Corporation paid a quarterly cash dividend of $0.20 per share to shareholders of record as of September 6, 2007.

Headquartered in Souderton, Pa., Univest Corporation of Pennsylvania and its subsidiaries serve the financial needs of residents, businesses, and nonprofit organizations in Bucks, Chester, and Montgomery counties.  Univest National Bank and Trust Co. offers customers 33 financial service centers, 12 retirement financial service centers, and 39 ATM locations throughout the region, and is the parent company of Vanguard Leasing, Inc., a small ticket commercial leasing business.  Univest Insurance, Inc., an independent insurance agency headquartered in Lansdale, Pa. serves commercial and personal customers, and has two divisions in Chester County - Donald K. Martin & Co. and B.G. Balmer & Co.  Univest Investments, Inc. a full-service broker-dealer and investment advisory firm, offers a wide range of investment products and services.

For more information on Univest Corporation, please visit www.univest.net.

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This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the company’s filings with the Securities and Exchange Commission.

Univest Corporation of Pennsylvania
Financial Summary Highlights
(Unaudited)
($ in thousands, except per share data)

	For the Three Months Ended

	September 30, 2007	September 30, 2006	% CHANGE

Net interest income	$15,793	$15,647	0.93%

Provision for loan and lease losses	$456	$568	-19.72%

Net interest income after provision
for loan and lease losses	$15,337	$15,079	1.71%

Net income	$6,688	$6,537	2.31%

Net income per share:

Basic	$0.52	$0.50	4.00%

Diluted	$0.52	$0.50	4.00%

Dividends per share	$0.20	$0.20	0.00%

	For the Nine Months Ended

	September 30, 2007	September 30, 2006	% CHANGE

Net interest income	$46,876	$46,194	1.48%

Provision for loan and lease losses	$1,733	$1,594	8.72%

Net interest income after provision
for loan and lease losses	$45,143	$44,600	1.22%

Net income	$19,010	$18,766	1.30%

Net income per share:

Basic	$1.47	$1.45	1.38%

Diluted	$1.47	$1.44	2.08%

Dividends per share	$0.60	$0.58	3.45%

	September 30, 2007	September 30, 2006	% CHANGE

Total assets	$1,952,375	$1,937,397	0.77%

Total shareholders' equity	$191,947	$185,493	3.48%

Total deposits	$1,518,163	$1,463,716	3.72%

FOR MORE INFORMATION call Annette Szygiel, SVP and Marketing Director at 215-721-2419.